Exhibit 10.19

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EMPLOYEE STOCK OPTION PLAN 4

This Employee Stock Option Plan (“ESOP”) is adopted by IQM Finland Oy, a Finnish limited liability company (2912625-6), having its registered address at Keilaranta 19, 02150 Espoo, Finland (“Company”) on 3 October 2025.

The purpose of this ESOP is to set out the terms applicable to all IQM Stock Options granted to an employee, officer, director, advisor or another person the Company has a justifiable reason to consider a recipient for a Stock Option award (“Employee”) under this ESOP. The Company encourages its key personnel to work long-term to increase shareholder value and strives to strengthen their commitment to the company by providing a competitive incentive scheme. As part of the incentive scheme, the Board of Directors of the Company has resolved, and may additionally in its discretion resolve in the future, to grant an Employee the right to subscribe Stock Options, which an Employee may exercise to subscribe Company A shares (“Shares”). The number of Stock Options granted, the Subscription Price, the Strike Price and the Subscription Date are recorded in the Subscription Form.

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TABLE OF CONTENTS

1	GENERAL TERMS	4

1.1	Non-compensation	4

1.2	Non-transferability	4

2	SUBSCRIPTION AND PRICES	4

2.1	Obligation to subscribe	4

2.2	Subscription free of charge	4

2.3	Subscription Period	5

2.4	Subscription Form	5

3	EXERCISING OF STOCK OPTIONS TO SUBSCRIBE FOR SHARES	5

3.1	Exchange ratio	5

3.2	Stock Option Exercise Period	5

3.3	Accelerated Exercise Period in case of IPO or Trade Sale or Asset Deal and Co-Sale Obligation	5

3.4	Strike Price	6

3.5	Registration and payment of shares	6

3.6	Additional conditions to subscription of Shares	6

3.7	A-shares only	6

3.8	No certificates	6

3.9	No obligation to exercise	7

3.10	Stock Option Buyback	7

3.11	Redemption of Stock Options in case of IPO	7

4	VESTING OF THE STOCK OPTIONS	7

4.1	Vesting schedule	7

4.2	No fractions	8

4.3	Service requirement	8

4.4	Accelerated vesting in case of IPO, Trade Sale or Asset Sale	8

4.5	Good Leaver / Intermediate Leaver / Bad Leaver	8

4.6	Redemption and Forfeiture of Stock Options	9

4.7	Good Leaver	9

4.8	Intermediate Leaver	9

4.9	Bad Leaver	9

4.10	Exceptions to vesting	9

5	STATUS OF STOCK OPTIONS IN CERTAIN SITUATIONS	9

5.1	No right in additional share issues or to distributions	9

5.2	Mergers, demergers and change of domicile	10

5.3	Mandatory redemption of minority shares	10

5.4	Distribution of dividends or funds	10

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5.5	Acquisition or redemption of the Company’s own shares	10

5.6	Stock Split	10

5.7	Liquidation of the Company	11

6	OTHER MATTERS	11

6.1	Applicable law and dispute resolution	11

6.2	Amendments	11

6.3	Redemption clause	11

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1	GENERAL TERMS

1.1	Non-compensation

Unless otherwise stated, Stock Options are not part of the employment or service contract of any Employee and are not considered salary or fringe benefits. An Employee does do not have the right to receive any compensation in connection with the Stock Options during or after the end of their employment or service relationship with IQM Group. An Employee is themselves personally responsible for all taxes and tax consequences associated with the subscription, acquisition, or exercise of the Stock Options. The Company is entitled to withhold any taxes and social contributions on behalf of an Employee in relation to the Stock Options as required by applicable laws and regulations.

1.2	Non-transferability

Unless otherwise approved by the Board of Directors, the Stock Options are personal and not transferable and may not be pledged or made subject to similar encumbrances or rights of third parties. However, the vested Stock Options and the rights and responsibilities they carry may transfer to the estate of an Employee (Fi. kuolinpesä), provided that the Company (or another party designated by the Board of Directors) shall have the right, within sixty (60) days from the death of a Employee, to redeem all or part of the Stock Options held by such deceased Employee from his or her estate at fair market value, which shall be the value of the Shares the vested Stock Options entitle to subscribe for as determined by the post-money valuation of the last financing round of the Company or, in the case of a more recent valuation of the Shares carried out by an independent third party, such more recent valuation (“Fair Market Value”) less the Strike Price (as defined below). The Board of Directors shall in good faith determine the purchase price payment schedule of such Stock Options, taking into account the Company’s solvency situation. The estate may not transfer the Stock Options or carry out any other comparable action, such as short selling of the Stock Options. In case of an unauthorized transfer, attempt to transfer, or a comparable action, the Company is entitled to redeem the Stock Options of the respective Employee according to Section 4.6.

2	SUBSCRIPTION AND PRICES

2.1	Obligation to subscribe

An Employee shall subscribe the Stock Options they have been granted as an administrative measure.

2.2	Subscription free of charge

The subscription of the Stock Options is free of charge.

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2.3	Subscription Period

The subscription period for the Stock Options opens on 3 October 2025, ending 3 October 2035 (“Subscription Period”). An Employee may not subscribe Stock Options after the Subscription Period ends.

2.4	Subscription Form

An Employee shall record their name and the number of Stock Options to be subscribed for in the subscription form (“Subscription Form”) held at the Company’s office during the Subscription Period, or otherwise provided to an Employee.

3	EXERCISING OF STOCK OPTIONS TO SUBSCRIBE FOR SHARES

3.1	Exchange ratio

Each subscribed Stock Option may be exercised to subscribe one (1) A-class share of the Company subject to the terms of this ESOP.

3.2	Stock Option Exercise Period

The right to exercise Stock Options to subscribe for Shares begins, with respect to each Stock Option, in accordance with the vesting schedule in Section 4.1. The first Stock Options may be exercised no earlier than four (4) years after their vesting has commenced and the Stock Options shall be exercised at latest by 3 October 2039 (“Exercise Period”).

3.3	Accelerated Exercise Period in case of IPO or Trade Sale or Asset Deal and Co-Sale Obligation

(a)	The Board of Directors may resolve to accelerate the Exercise Period (“Accelerated Exercise Period”) if

(i)	the shares in the Company are listed a recognized stock exchange or other trading facility (including, for clarity, multilateral trading facilities, reverse mergers or SPAC IPO) (“IPO”); or

(ii)

the Company’s shareholders sell, exchange or otherwise dispose of (in one or several connected transactions) more than 50% of the shares and votes in the Company, or the Company merges, reorganizes its operations or is otherwise subject to a similar transaction subsequent to which the shareholders of the Company at such time will, as a result of such transaction, possess less than 50% of the shares and votes in the Company (“Trade Sale”); or

(iii)	the Company sells, exchanges, or exclusively licenses (in one or several connected transactions) more than 50% of the Company’s assets for cash or other consideration (“Asset Sale”).

(b)	In all cases under (i-iii) the, the Board of Directors may, in its discretion, allow an Employee holding Stock Options to exercise the Stock Options at a moment and in a way that

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(i)	does not jeopardize the relevant measure (a)(i-iii); and

(ii)	in case of Asset Sale, an Employee have the opportunity to participate in a potential dividend paid out by the Company.

(c)

In the case of a Trade Sale, an Employee may, if so decided by the Board of Directors, be obligated to irrevocably agree to transfer all of their unexercised Stock Options to the purchaser of the shares and votes in the Company on the same or in all material respects corresponding terms and conditions than in the Trade Sale. Unless otherwise agreed, the purchase price for each Stock Option shall be the purchase price per Share offered in such Trade Sale less the Strike Price.

3.4	Strike Price

The Strike Price for the Stock Options is recorded in the Subscription Form (“Strike Price”). The Strike Price is based on the Company’s valuation on the date of this ESOP. An Employee must pay the Strike Price when exercising the Stock Options to subscribe Shares.

3.5	Registration and payment of shares

When exercising Stock Options, an Employee shall

(i)	notify the Board of Directors of their intent to exercise the Stock Options;

(ii)	register their name and the number of Shares to be subscribed for in an exercise list; and

(iii)	pay the Strike Price to the Company’s account according to instructions by the Company and present a receipt for the Strike Price payment to the Board of Directors.

3.6	Additional conditions to subscription of Shares

An Employee shall accede to the then-applicable Company’s Shareholders’ Agreement and any Minority Shareholders’ Agreement when subscribing for Shares, as applicable. The Board of Directors may impose additional conditions on the subscription for Shares. An Employee must meet these conditions before exercising of the right to subscribe for Shares. Any additional conditions to the subscription of Shares shall be communicated to an Employee as soon as reasonably possible.

3.7	A-shares only

The Stock Options may only be used to subscribe for class A-shares in the Company.

3.8	No certificates

The Company shall not provide a separate certificate for Stock Options or Shares unless otherwise resolved by the Board of Directors.

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3.9	No obligation to exercise

An Employees has no obligation to exercise Stock Options to subscribe for Shares. If an Employee does not exercise Stock Options to subscribe for Shares during the Exercise Period, the unexercised Stock Options shall expire and lapse automatically at the end of the Exercise Period.

3.10	Stock Option Buyback

The Board of Directors may at any time during the Exercise Period offer to buy back to the Company any vested or unvested Stock Options held by an Employee (“Buyback”). Unless otherwise agreed, the Buyback price shall be equal to the Fair Market Value of the Shares, to which the Stock Options entitle, less the assigned Strike Price.

3.11	Redemption of Stock Options in case of IPO

(a)

In case of an IPO described in Section 3.3, the Board of Directors may resolve on the redemption by the Company (or a party appointed by the Board of Directors) of the Stock Options held by an Employee for a price equal to the IPO valuation of the Shares to which the Stock Options entitle less the assigned Strike Price (“IPO Redemption”).

(b)

Upon such IPO Redemption, an Employee may be obligated to reinvest the net/after tax proceeds of the IPO Redemption into shares of the Company issued in connection with the IPO, to the extent and for a period as may be determined by the Board of Directors. Such shares shall be considered equal to Shares subscribed for by exercising Stock Options, and an Employee shall, if and to the extent required by any applicable listing rules or similar requirements of any recognized investment exchange or requested by the managing underwriter, not transfer and shall retain such number of such shares for a period after the IPO as is required by the aforesaid rules, requirements or requests, whichever is longer, in each case with a view to ensuring the success of the IPO.

(c)

For clarity, the Board of Directors may, at its discretion, also resolve that the Stock Options and this ESOP be kept in place in connection with an IPO and that any necessary amendments to this ESOP and/or any other Employee Stock Option Plan are made, including but not limited to the series of shares the Stock Options shall entitle an Employee to subscribe for following an IPO, as well as to adjust the number of shares each Stock Option entitles to subscribe for following an IPO to reflect any share split or similar reorganization of the Company’s share capital.

4	VESTING OF THE STOCK OPTIONS

4.1	Vesting schedule

The Stock Options shall initially be unvested. The Stock Options shall vest over four (4) years, according to the following schedule:

(i)	on the first (1st) anniversary of an Employee’s subscription for the Stock Options (“Cliff Date”), 1/4ths of the Stock Options subject to vesting shall become vested; and

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(ii)

on the last day of each calendar month following the Cliff Date, an amount of unvested Stock Options equal to 1/48ths of the total Stock Options subject to vesting shall become vested until all unvested Stock Options have become vested; and

(iii)	the Stock Options shall have become fully vested three (3) full years after the Cliff Date.

4.2	No fractions

No fractional Stock Option may vest. In case of a fractional Stock Option becoming vested, the amount of Stock Options to become vested shall be rounded up to the nearest whole number of Stock Options.

4.3	Service requirement

The vesting of the Stock Options is tied to the employment or service of an Employee as an employee, advisor, director, Member of the Board, or similar, with IQM Group. Stock Options shall cease to vest on the date when the employment or service relationship of an Employee ends.

4.4	Accelerated vesting in case of IPO, Trade Sale or Asset Sale

The Board of Directors may, at its discretion, resolve on the immediate vesting in full of any and all unvested Stock Options held by an Employee in connection with an Accelerated Exercise Period according to Section 3.3.

4.5	Good Leaver / Intermediate Leaver / Bad Leaver

(a)

An Employee shall be deemed a “Good Leaver” if the employment or service relationship of an Employee as described under Section 4.3 is terminated (irrespective of any applicable notice period) by (A) any party due to an Employee’s death, statutory retirement or permanent incapacity to work, or (B) by the Company

(i)	on grounds not relating to an Employee (i.e., e.g. due to economic reasons); or

(ii)	in breach of applicable Laws.

(b)

An Employee shall be deemed an “Intermediate Leaver” if the employment or service relationship is terminated by an Employee, provided that there are no grounds relating to an Employee that would entitle the Company to terminate such employment or service relationship.

(c)	In all other events of termination of the employment or service relationship of an Employee, an Employee shall be deemed a “Bad Leaver”, unless otherwise resolved by the Board of Directors.

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4.6	Redemption and Forfeiture of Stock Options

If the employment or service relationship of an Employee with IQM Group terminates (regardless of whether an Employee is deemed a Good Leaver, Intermediate Leaver or a Bad Leaver), the Company shall have the right but no obligation to redeem Stock Options held by the parting Employee, and the Stock Options shall be subject to forfeiture in accordance with Sections 4.7 to 4.10 (it being understood, for the avoidance of doubt, that vested Stock Options of a Good Leaver will be exempted from such redemption or forfeiture according to Section 4.7). Unvested Stock Options shall be deemed automatically forfeited by the parting Employee and returned to the Company by the end of the calendar month following the termination event. Unless otherwise resolved by the Board of Directors, the parting Employee shall not be entitled to compensation for the redemption and/or forfeiture of their Stock Options under these Sections 4.6 to 4.9.

4.7	Good Leaver

In case of a Good Leaver, the parting Employee is, subject to Section 4.5, still entitled to exercise their vested Stock Options during the Exercise Period (it being understood that any unvested Stock Options shall be deemed automatically forfeited by the parting Employee and returned to the Company as set out in Section 4.6 above).

4.8	Intermediate Leaver

In case of an Intermediate Leaver, the parting Employee is, subject to Section 4.5, still entitled to exercise 50% of their vested Stock Options during the Exercise Period (it being understood that the remaining 50% of the vested Stock Options as well as any unvested Stock Options shall be deemed automatically forfeited by the parting Employee and returned to the Company as set out in Section 4.6 above).

4.9	Bad Leaver

In case of a Bad Leaver, all Stock Options of the parting Employee shall immediately be deemed automatically forfeited and returned to the Company in accordance with Section 4.6, without any compensation being payable to the departing Employee.

4.10	Exceptions to vesting

The Board of Directors of the Company may grant an exception to the vesting terms herein to an Employee at issuance of or subscription for the Stock Options, or later.

5	STATUS OF STOCK OPTIONS IN CERTAIN SITUATIONS

5.1	No right in additional share issues or to distributions

The Stock Options do not entitle an Employee to subscribe for shares in share issues by the Company, nor do they grant any rights with respect to the issuances of other options or special rights by the Company, or the distributing of the Company’s assets in the manner referred to in Chapter 13, Section 1, Subsection 1 of the Limited Liability Companies Act (624/2006) or acquiring the rights under Chapter 10 of the Limited Liability Companies Act.

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5.2	Mergers, demergers and change of domicile

In the case of a merger into another company or demerger of the Company or a change of domicile set out in Section 17a of the Limited Liability Companies Act, an Employee shall be given the right to exercise all their Stock Options within a period of time determined by the Board of Directors after the Company resolves on a merger or demerger or change of domicile. After the expiry of such period, no subscription right shall exist, and the Stock Options shall expire and lapse without any consideration being payable to an Employee. Alternatively, the Board of Directors can give a Stock Option holder the right to convert the Stock Options into stock options issued by the other company, in the manner determined in the draft terms of merger, demerger or change of domicile, or in the manner otherwise determined by the Board of Directors, or the right to sell Stock Options prior to the merger or demerger or change of domicile. The Board of Directors shall decide upon the impact of a partial demerger on the Stock Options. Stock Options not converted or sold shall expire and lapse upon the completion of the merger or demerger or change of domicile.

5.3	Mandatory redemption of minority shares

Should a redemption right and obligation in relation to all of the Company’s shares, as referred to in Chapter 18 Section 1 of the Limited Liability Companies Act, arise to any of the shareholders, before the end of the Share subscription period, on the basis that a shareholder possesses over 90% of the shares and the votes in the Company, the Stock Option holders shall be given a possibility to exercise the Stock Options to subscribe for Shares, within a period of time determined by the Board of Directors (after the expiry of which no subscription right shall exist, and the Stock Options shall expire and lapse without any consideration being payable to an Employee), or the Stock Option holders shall have an equal obligation to that of shareholders to assign their Stock Options to the redeemer, as determined by the Board of Directors.

5.4	Distribution of dividends or funds

If the Company distributes dividends or funds from the unrestricted equity fund or reduces its share capital by distributing the share capital to the shareholders, the Strike Price shall be reduced and/or the number of Stock Options issued to a Employee shall be increased in a manner that the value of a Stock Option before distribution is equal to the value after distribution.

5.5	Acquisition or redemption of the Company’s own shares

Acquisition or redemption of the Company’s own shares or acquisition of stock options or other special rights entitling to shares shall have no impact on the position of the Stock Option holder. Should the Company, however, resolve to acquire or redeem its own shares from all shareholders, the Stock Option holders shall be made an equivalent offer.

5.6	Stock Split

Any affected figures and terms in these terms and conditions shall be appropriately adjusted to reflect any stock split or combination, or a reclassification of shares in the Company, affecting the shares of the Company occurring after the date an Employee have subscribed for the Stock Options, and the Board of Directors shall be entitled to resolve on such changes to these terms and conditions.

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5.7	Liquidation of the Company

If the Company is put into liquidation before an Employee have exercised the Stock Options to subscribe for Shares, an Employee shall be given an opportunity to exercise the Stock Options to subscribe for Shares before the beginning of the liquidation proceedings, within a period of time determined by the Board of Directors.

6	OTHER MATTERS

6.1	Applicable law and dispute resolution

(a)

This ESOP shall be governed by and construed in accordance with the laws of Finland, excluding its choice of law provisions. If any provision of this ESOP is determined by a court of law to be invalid or unenforceable, then such provision will be enforced to the maximum extent possible, and the other provisions will remain fully effective and enforceable.

(b)

Any dispute, controversy or claim arising out of or relating to this ESOP shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be one (1). The seat of arbitration shall be Helsinki, Finland. The language to be used in the arbitral proceedings shall be English.

6.2	Amendments

The Board of Directors may give stipulations binding on an Employee as described in this ESOP, or as otherwise within its authorisation granted by the Shareholders of the Company.

6.3	Redemption clause

All the shares of the Company, including Shares subscribed for by exercising the Stock Options, are subject to a redemption clause under the Company’s Articles of Association.

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